Contact: Lawrence A. Gyenes Senior Vice President, CFO & Treasurer Columbia Laboratories, Inc. (973) 486-8860	Seth Lewis Vice President The Trout Group LLC (646) 378-2952

FOR IMMEDIATE RELEASE

Columbia Laboratories Receives Nasdaq Minimum Bid Price Non-compliance Letter

LIVINGSTON, NJ - October 25, 2012 - Columbia Laboratories Inc. (Nasdaq: CBRX) (the “Company”) received a letter on October 24, 2012, from the Nasdaq Stock Market indicating that the Company no longer meets the minimum bid price requirement for continued listing on the Nasdaq Global Market as set forth in Nasdaq Listing Rule 5450(a)(1) (the “Rule”). The notice stated that the bid price of the Company's common stock has closed below the required minimum $1.00 per share for the previous 30 consecutive business days. The Nasdaq notice has no immediate effect on the listing of the Company's common stock.

In accordance with Nasdaq rules, the Company has 180 calendar days to regain compliance with the Rule. If at any time before April 23, 2013, the bid price of Columbia's common stock closes at $1.00 per share or higher for a minimum of 10 consecutive business days, Nasdaq will notify the Company that it has regained compliance with the Rule.

In the event the Company does not regain compliance with the Rule prior to April 23, 2013, Nasdaq will notify the Company that its securities are subject to delisting. However, the Company may be eligible for additional time. To qualify, the Company may apply to transfer the listing of its common stock to the Nasdaq Capital Market if it satisfies all criteria for initial listing on the Nasdaq Capital Market, other than compliance with the minimum bid price requirement. If such application to the Nasdaq Capital Market is approved, then the Company may be eligible for an additional grace period.

The Company is considering actions that it may take in response to this notification in order to regain compliance with the continued listing requirements.

About Columbia Laboratories
Columbia Laboratories, Inc. is a publicly traded specialty pharmaceutical company with a successful history of developing proprietary, vaginally administered products for women's health indications. The Company receives sales and royalty revenues from CRINONE® 8% (progesterone gel), which is marketed by Watson Pharmaceuticals, Inc. in the United States and by Merck Serono in over 60 foreign countries. Watson is pursuing FDA approval in the U.S. of progesterone vaginal gel to reduce the risk of preterm birth in women with premature cervical shortening, and Columbia maintains its financial interest in the product.

Columbia's press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “anticipates,” “potential,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Watson's and Merck Serono's success in marketing CRINONE for use in infertility in their respective markets; Watson's and Merck Serono's continued desire to develop progesterone vaginal gel 8% for the preterm birth indication in the U.S. and rest of the world, respectively; Columbia's ability to timely regain compliance with the Nasdaq minimum closing bid price rule; Watson's success in obtaining timely approval, if any, of a new drug application (NDA) by the U.S. Food and Drug Administration (FDA) for progesterone vaginal gel 8% for the preterm birth indication; Merck Serono's success in obtaining timely marketing approvals, if any, of progesterone vaginal gel 8% for the preterm birth indication in countries outside the U.S.; the timing and level of success of a future product launch for the preterm birth indication, if any; successful development of a next-generation vaginal progesterone product; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations, including Medicaid; the ability to obtain and enforce patents and other intellectual property rights; the impact of competitive products and pricing; the timely and successful negotiation of partnerships or other transactions; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC, including, but not limited to, its Quarterly Report on Form 10-Q for the period ended June 30, 2012. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein, except as expressly required by law.

CRINONE® is a registered trademark of Watson Pharmaceuticals, Inc.

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